CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated May 16, 2014, relating to the financial statements and financial highlights which appear in the March 31, 2014 Annual Report to Shareholders of Laudus Mondrian Institutional International Equity Fund, Laudus Mondrian Institutional Emerging Markets Fund, Laudus Mondrian International Equity Fund and Laudus Mondrian Emerging Markets Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Miscellaneous” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Francisco, California
September 30, 2014